FOR IMMEDIATE RELEASE	CONTACT:
Thursday, May 7, 2015	Kathleen Till Stange, V.P. Corporate & Investor Relations
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Reports First Quarter 2015 Results

West Des Moines, Iowa, May 7, 2015 -

Financial Highlights
(Dollars in thousands, except per share data)

	Three months ended March 31,
	2015	2014
Net income attributable to FBL Financial Group	$23,591	$22,992
Operating income	23,815	23,084
Earnings per common share (assuming dilution):
Net income	0.94	0.91
Operating income	0.95	0.92

FBL Financial Group, Inc. (NYSE: FFG) today reported net income attributable to FBL Financial Group (FBL) for the first quarter of 2015 of $23.6 million, or $0.94 per diluted common share compared to $23.0 million, or $0.91 per diluted common share, for the first quarter of 2014.

Operating Income(1). Operating income totaled $23.8 million, or $0.95 per common share, for the first quarter of 2015, compared to $23.1 million, or $0.92 per common share, for the first quarter of 2014. First quarter 2015 operating income per share reflects:

•	A growing book of profitable business

•	Investment fee income of $0.12 per share, primarily due to commercial mortgage loan and bond prepayments

•	Unfavorable mortality results due to a higher number of claims and a higher average claim size

Operating income differs from the GAAP measure, net income attributable to FBL, in that it excludes the impact of realized gains and losses on investments and the change in net unrealized gains and losses on derivatives. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

"FBL Financial Group had a positive first quarter from many perspectives including earnings, agent productivity and capital, and we continue to build on that momentum," said James P. Brannen, Chief Executive Officer of FBL Financial Group, Inc. "In addition to solid operating and net income, we returned significant capital to shareholders with the payment of our increased regular dividend of $0.40 per share and a special dividend of $2.00 per share."

Product Revenues. Premiums and product charges for the first quarter of 2015 totaled $75.3 million compared to $72.6 million in the first quarter of 2014. Interest-sensitive product charges increased four percent while traditional life insurance premiums also increased four percent during the quarter. Premiums collected(2) in the first quarter of 2015 totaled $166.2 million compared to $178.7 million in the first quarter of 2014. Annuity premiums collected declined 12 percent, while life insurance premiums collected decreased two percent.

Investment Income. Net investment income in the first quarter of 2015 totaled $98.8 million compared to $92.6 million in the first quarter of 2014. The increase is due to higher average invested assets as well as higher investment yields, which benefitted from increased prepayment fee income. The annualized yield earned on average invested assets, with securities at amortized cost, was 5.66 percent for the quarter ended March 31, 2015, compared to 5.57 percent for the quarter ended March 31, 2014. Investment fee income totaled $0.12 per share in the first quarter of 2015, and was primarily due to commercial mortgage loan and bond prepayments. At March 31, 2015, 96 percent of the fixed maturity securities in FBL Financial Group's investment portfolio were investment grade debt securities.

Benefits and Expenses. Benefits and expenses totaled $145.8 million in the first quarter of 2015, an increase from $137.0 million in the first quarter of 2014. Death benefits, net of reinsurance and reserves released, increased to $29.7 million in the first quarter of 2015, compared to $25.6 million in the first quarter of 2014. By its nature, mortality experience can fluctuate from quarter to quarter.

Net Realized Losses on Investments. In the first quarter of 2015, FBL Financial Group recognized net realized losses on investments of $0.4 million. The net realized loss on investments of $0.4 million is attributable to realized gains on sales of $0.2 million and realized losses on sales of $0.6 million.

Stock Repurchases. During the first quarter of 2015, FBL did not repurchase any of its Class A or Class B common stock. FBL has $42.7 million remaining under its current stock repurchase program.

Capital and Book Value. As of March 31, 2015, the book value per share of FBL Financial Group common stock totaled $50.25, a decrease from $50.57 at December 31, 2014. Book value per share, excluding accumulated other comprehensive income(3), decreased to $38.64 at March 31, 2015 from $40.11 at December 31, 2014. The decrease in book value reflects a $2.00 per share special dividend paid to shareholders in March 2015. The March 31, 2015 company action level risk based capital ratio of Farm Bureau Life Insurance Company was approximately 535 percent.

Further Financial Information. Further information on FBL Financial Group's financial results, including results by segment, may be found in FBL Financial Group's financial supplement, available on its website, www.fblfinancial.com.

Conference Call. FBL Financial Group will hold a conference call with investors tomorrow, May 8, 2015, at 11:00 a.m. Eastern Time. The call will be webcast and a replay will be available on FBL Financial Group's website.

Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, interest rate changes, changes in laws and regulations, competitive factors, relationships with Farm Bureau organizations, differences between actual claims experience and underwriting assumptions, the ability to attract and retain sales agents, adverse results from litigation and a decrease in ratings. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct.

FBL Financial Group is a holding company whose purpose is to protect livelihoods and futures. Its primary operating subsidiary, Farm Bureau Life Insurance Company, underwrites and markets a broad range of life insurance and annuities to individuals and businesses, which are distributed by multiline exclusive Farm Bureau agents. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. FBL Financial Group, headquartered in West Des Moines, Iowa, is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com.

- FINANCIAL INFORMATION AND NOTES FOLLOW -
FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended
	March 31,
	2015	2014
Revenues:
Interest sensitive product charges	$28,121	$27,091
Traditional life insurance premiums	47,148	45,492
Net investment income	98,773	92,631
Net realized capital losses on sales of investments	(366)	(540)
Other income	4,270	3,861
Total revenues	177,946	168,535

Benefits and expenses:
Interest sensitive product benefits	55,808	53,380
Traditional life insurance benefits	45,709	41,497
Policyholder dividends	2,961	3,345
Underwriting, acquisition and insurance expenses	35,541	33,444
Interest expense	1,212	1,212
Other expenses	4,530	4,128
Total benefits and expenses	145,761	137,006
	32,185	31,529
Income taxes	(10,384)	(10,228)
Equity income, net of related income taxes	1,769	1,648
Net income	23,570	22,949
Net loss attributable to noncontrolling interest	21	43
Net income attributable to FBL Financial Group, Inc.	$23,591	$22,992

Earnings per common share - assuming dilution	$0.94	$0.91

Weighted average common shares	24,899,278	24,937,307
Effect of dilutive securities	109,300	179,531
Weighted average common shares - diluted	25,008,578	25,116,838

(1) Reconciliation of Net Income Attributable to FBL to Operating Income - Unaudited

In addition to net income, FBL has consistently utilized operating income, a non-GAAP financial measure common in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income attributable to FBL adjusted to eliminate the impact of realized gains and losses on investments and changes in net unrealized gains and losses on derivatives. FBL uses operating income, in addition to net income, to measure its performance since realized gains and losses on investments and the change in net unrealized gains and losses on derivatives can fluctuate greatly from quarter to quarter. These fluctuations make it difficult to analyze core operating trends. This non-GAAP measure is used for goal setting, determining short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL believes the combined presentation and evaluation of operating income, together with net income, provides information that may enhance an investor's understanding of FBL's underlying results and profitability. A reconciliation is provided in the following table:

	Three months ended
	March 31,
	2015	2014
	(Dollars in thousands, except per share data)
Net income attributable to FBL Financial Group	$23,591	$22,992
Adjustments:
Net realized gains/losses on investments (a)	247	328
Change in net unrealized gains/losses on derivatives (a)	(23)	(236)
Operating income	$23,815	$23,084

Operating income per common share - assuming dilution	$0.95	$0.92

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred acquisition costs, value of insurance in force acquired and income taxes attributable to these items.

(2) Premiums Collected - Net statutory premiums collected, a measure of sales production, is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income - Unaudited

	March 31, 2015	December 31, 2014
Book value per share	$50.25	$50.57
Less: Per share impact of accumulated other comprehensive income	11.61	10.46
Book value per share, excluding accumulated other comprehensive income	$38.64	$40.11

Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $287.8 million at March 31, 2015 and $258.4 million at December 31, 2014. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused principally by changes in market interest rates, FBL believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	March 31, 2015	December 31, 2014
Assets
Investments	$7,841,625	$7,680,970
Cash and cash equivalents	44,276	76,632
Deferred acquisition costs	204,699	220,760
Other assets	421,985	403,013
Assets held in separate accounts	688,194	683,033
Total assets	$9,200,779	$9,064,408

Liabilities and stockholders' equity
Liabilities
Future policy benefits	$6,219,102	$6,125,118
Other policy funds, claims and benefits	637,765	625,529
Debt	97,000	97,000
Other liabilities	309,630	280,846
Liabilities related to separate accounts	688,194	683,033
Total liabilities	7,951,691	7,811,526

Stockholders' equity
FBL Financial Group, Inc. stockholders' equity:
Preferred stock	3,000	3,000
Class A common stock	147,307	144,625
Class B common stock	72	72
Accumulated other comprehensive income	287,828	258,410
Retained earnings	810,850	846,737
Total FBL Financial Group, Inc. stockholders' equity	1,249,057	1,252,844
Noncontrolling interest	31	38
Total stockholders' equity	1,249,088	1,252,882
Total liabilities and stockholders' equity	$9,200,779	$9,064,408

Common shares outstanding	24,796,884	24,715,316

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